Exhibit 10.1

DermTech, Inc.

CHANGE IN CONTROL AND SEVERANCE PLAN

Article 1. Introduction

The Board of Directors (the “Board”) of DermTech, Inc., a Delaware corporation (“DermTech” or the “Company”), considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a Change in Control (as hereinafter defined) may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company’s management to their assigned duties without the distraction which may arise from the possibility of a Change in Control of the Company. This Change in Control and Severance Plan (this “Plan”) was adopted by the Board of DermTech on March 29, 2021 (the “Effective Date”). Each participant who is provided benefits under this Plan (“Participant”) shall be eligible to receive payments from the Plan only if he or she has signed the Participation Agreement in the form attached in Exhibit A to this Plan (a “Participation Agreement”). References to this Plan shall include any individual’s Participation Agreement, as applicable.

Article 2. Definitions

(a)    “Board” means the Company’s Board of Directors.

(b)    “Cause” means (i) the Participant has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) the Participant has committed any act of fraud, embezzlement, theft, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company, or (iii) the Participant has engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to the Participant or has performed such material duties with gross negligence or has breached any material term or condition of this Plan, the Participant’s Employee Confidential Information and Inventions Agreement with the Company or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, performance issue, gross negligence or breach is, by its nature, not curable.

(c)    “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(d)   “Change in Control Period” means the period commencing three (3) months prior to a Change in Control (only if after a Potential Change in Control) and ending twelve (12) months following a Change in Control.

(e)    “Code” means the Internal Revenue Code of 1986, as amended.

(f)    “Disability” has the meaning set forth in Section 22(e)(3) of the Code.

(g)    “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Participant, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights.

(h)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)    “Good Reason” has the meaning identified in the applicable Participation Agreement.

(j)    “Participant” An individual who qualifies as such pursuant to Section 4.1.

(j)    “Potential Change in Control” means the date of execution of a definitive agreement providing for a Change in Control if such transaction is consummated.

(k)    “Qualifying Termination” means a termination of employment resulting from (i) a termination by the Company of the Participant’s employment for any reason other than Cause, death or Disability, or (ii) if within (12) months following a Change in Control, a voluntary resignation by the Participant of his or her employment for Good Reason (as defined in the Participation Agreement, if any such definition exists; provided that if such definition of Good Reason does not exist in such Participation Agreement for such Participant, then part (ii) of this definition shall be disregarded). Termination due to Participant’s death or Participant’s Disability will in no event constitute a Qualifying Termination.

(l)    “Separation Benefits” The benefits described in this Plan that are provided to qualifying Participants under the Plan.

Article 3. Term of Agreement

Except to the extent renewed as set forth in this Section 3, this Plan, and each Participation Agreement, shall terminate upon the three (3) year anniversary of the Effective Date (as amended or extended, the “Expiration Date”) and any individual Participation Agreement shall terminate upon the earlier of (i) the date the Participant’s employment with the Company terminates for a reason other than a Qualifying Termination as described below or (ii) the date the Company has met all of its obligations under this Plan following a Qualifying Termination of the Participant’s employment; provided, that, if there occurs a Potential Change in Control on or before the Expiration Date, then this Plan shall remain in effect until any benefits under this Plan are no longer capable of being earned as a result of a Qualifying Termination as described below. This Plan shall be extended for an additional year upon each Expiration Date (each a “Renewal Date”), unless pursuant to a resolution adopted by the Board prior to the Renewal Date the Company determines not to so extend the Plan.

Article 4. Eligibility

4.1 Participation. Participants in the Plan are elected officers of the Company who are at or above the level of Vice President; provided that such Participants will not be entitled to Separation Benefits if they are not at or above the level of Vice President (i) at the time of the Qualifying Termination if the Qualifying Termination is prior to a Change in Control or (ii) at the time of the Change in Control; provided, further that any reduction of a Participant’s position prior to, but in connection with, a Change in Control shall be of no effect for purposes of this Section 4.1.

4.2 Duration of Participation. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article 3 and 9 of the Plan, or when he ceases to be an Employee or no longer qualifies as a Participant under Section 4.1, unless, at the time he ceases to be an Employee or no longer qualifies as a Participant under Section 4.1, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence constituting Good Reason that would enable the Participant to terminate his employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

Article 5. Severance Benefit

Any other provision of this Plan notwithstanding, Participant’s receipt of any payments or benefits under this Section 5 is subject to Participant’s delivery to the Company of a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company (the “Release”), and satisfaction of all conditions to make the Release effective, within sixty (60) days following Participant’s Qualifying Termination (such sixty (60) day period, the “Release Period”). In no event will any payment or benefits under this Plan be paid or provided until the Release becomes effective and irrevocable.

Payment of the severance and/or bonus payment, if any, payable pursuant to Section 5(a)(i) and Section 5(b)(i) and (ii)(II), as applicable, shall be made in a single lump sum payment, within thirty (30) days following expiration of the Release Period provided that: if the Release Period crosses a tax year, then provision of the severance and/or bonus payment shall be delayed until the second tax year. Payment of the bonus amount, if any, payable pursuant to Section 5(a)(ii) or 5(b)(ii)(I) shall be payable on the first payroll date following the final determination of such bonus amount for other bonus recipients generally, but not later than March 15th of the year following such Qualifying Termination.

(a)    Other than During a Change in Control Period. If the Participant is subject to a Qualifying Termination other than during a Change in Control Period, the Participant shall be entitled to the following:

(i)    Severance Payments. The Company shall pay the Participant the Severance Multiple (Other than During a Change in Control Period) as defined in the Participant’s Participation Agreement. To the extent the foregoing amount is payable under Section 5(b), it will not be paid under this Section 5(a).

(ii)    Bonus Payments. The Company shall pay the Participant the Bonus Amount (Other than During a Change in Control Period) as defined in the Participation Agreement. To the extent the foregoing amount is payable under Section 5(b), it will not be paid under this Section 5(a).

(iii)    Health Care Benefit. If the Participant elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the balance of the Participant’s monthly premium under COBRA, with the Participant paying the same contribution level as previously paid under the Company’s employee health insurance coverage, until the earliest of (A) the COBRA Continuation Period (Other than During a Change in Control Period) as defined in the Participation Agreement, (B) the date when the Participant receives similar coverage with a new employer or (C) the expiration of the Participant’s continuation coverage under COBRA.

(iv)    Equity.  Each of Participant’s then-outstanding unvested Equity Awards, other than Performance Awards (as defined below), shall accelerate and become vested and exercisable or settled with respect to the Acceleration Multiple (Other than During a Change in Control Period). With respect to awards that would otherwise vest only upon satisfaction of performance criteria (“Performance Awards”), the vesting will accelerate as set forth in the terms of the applicable Performance Award agreement.

(b)    During a Change in Control Period. If the Participant is subject to a Qualifying Termination during a Change in Control Period, the Participant shall be entitled to the following:

(i)    Severance Payments. The Company shall pay the Participant the Severance Multiple (During a Change in Control Period) as defined in the Participation Agreement. To the extent the foregoing amount is payable under Section 5(a), it will not be paid under this Section 5(b).

(ii)    Bonus Payments. The Company shall pay the Participant the Pro Rata Bonus Amount (During a Change in Control Period) as defined in the Participation Agreement. To the extent the foregoing amount is payable under Section 5(a), it will not be paid under this Section 5(b).

(iii)    Health Care Benefit. If the Participant elects to continue his or her health insurance coverage under COBRA following the termination of his or her employment, then the Company shall pay the balance of the Participant’s monthly premium under COBRA, with the Participant paying the same contribution level as previously paid under the Company’s employee health insurance coverage, until the earliest of (1) the COBRA Continuation Period (During a Change in Control Period) as defined in the Participation Agreement, (2) the date when the Participant receives similar coverage with a new employer or (3) the expiration of the Participant’s continuation coverage under COBRA.

(iv)    Equity.

(1)    Each of Participant’s then-outstanding unvested Equity Awards, other than Performance Awards, shall accelerate and become vested and exercisable or settled with respect to the Acceleration Multiple (During a Change in Control Period). With respect to Performance Awards, the vesting will accelerate as set forth in the terms of the applicable Performance Award agreement. Subject to Section 5(d), the accelerated vesting described above shall be effective as of the Qualifying Termination; provided, that, if the Qualified Termination during a Change in Control Period occurs prior to the Change in Control, then any unvested portion of the terminated Participant’s Equity Awards will remain outstanding for three (3) months following the Qualifying Termination (provided that in no event will the terminated Participant’s Equity Awards remain outstanding beyond the expiration of the Equity Award’s maximum term). In the event that the proposed Change in Control is terminated without having been completed, any unvested portion of the terminated Participant’s Equity Awards automatically will be forfeited.

(2)    Notwithstanding anything to the contrary, if the successor or acquiring corporation (if any) of the Company refuses to assume, convert, replace or substitute Participant’s unvested Equity Awards, as provided in Section 25(b) of the Company’s 2020 Equity Incentive Plan (the “2020 Plan”), in connection with a Corporate Transaction (as defined in the Plan), or as provided in the comparable section of a similar equity compensation plan of the Company (and together with the 2020 Plan, the “Equity Plans”) then notwithstanding any other provision in this Plan, the Equity Plans or any Equity Award Agreement to the contrary, each of Participant’s then-outstanding and unvested Equity Awards, other than Performance Awards, that are not assumed, converted, replaced or substituted, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Awards effective immediately prior to the Change in Control, as applicable and terminate to the extent not exercised (as applicable) upon the Change in Control. With respect to Performance Awards, the vesting for such Performance Awards will accelerate only as set forth in the terms of the applicable Performance Award agreement.

(c)    Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding Section 5(a)(iii) or Section 5(b)(iii) above, if the Participant is eligible for, and the Company determines, in its sole discretion, that it cannot pay, the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Participant a fully taxable cash payment equal to the applicable COBRA premiums (including premiums for the Participant and the Participant’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Participant remains eligible for the benefit under Section 5(a)(iii) or Section 5(b)(iii) above. The Participant may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. Notwithstanding the foregoing, the number of months included in the Special Cash Payment to be paid, in any case, shall be reduced by the number of months of COBRA premiums previously paid by the Company.

(d)    Accrued Compensation and Benefits. In connection with any termination of employment prior to, upon or following a Change in Control (whether or not a Qualifying Termination), the Company shall pay Participant’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Participant through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Participant shall be entitled to any other vested benefits earned by Participant for the period through and including the termination date of Participant’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Participant is entitled shall be paid to the Participant in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Participant in which the termination occurs. Any Accrued Benefits to which the Participant is entitled shall be paid to the Participant as provided in the relevant plans and arrangement.

Article 6. Covenants

(a)    Non-Competition. The Participant agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b)    Non-Solicitation. The Participant agrees that, during his or her employment with the Company and for a one (1) year period thereafter, her or she will not directly or indirectly solicit away employees or consultants of the Company for his or her own benefit or for the benefit of any other person or entity, nor will the Participant encourage or assist others to do so.

(c)    Cooperation and Non-Disparagement. The Participant agrees that, during the twelve (12) month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Participant’s duties to his or her successor. The Participant further agrees that, during this twelve (12) month period, he or she shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

This Article 6 shall in no manner limit obligations of the Participant under any other agreement, including the Employee Proprietary Information and Inventions Agreement (which shall remain in full effect pursuant to its terms following Participant’s termination, between the Company and the Participant in any manner); provided, that, to the extent the terms of this Article 6 directly conflict with the terms of any such agreement, the agreement containing the most Company-favorable terms that are enforceable shall govern.

Article 7. Successors

(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Participant, to assume this Plan and to agree expressly to perform this Plan in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Plan by operation of law.

(b)    Participant’s Successors. This Plan and all rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

Article 8. Golden Parachute Taxes

(a)    Best After-Tax Result. In the event that any payment or benefit received or to be received by Participant pursuant to this Plan or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 8(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Plan or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Participant, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Participant otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Participant (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Participant and the Company for all purposes. For purposes of making the calculations required under this Section 8(a), Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Participant pays all taxes at the highest marginal rate. The Company and Participant shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 8(a)(ii)(B) above applies, then based on the information provided to Participant and the Company by Independent Tax Counsel, Participant may, in Participant’s sole discretion and within 30 days of the date on which Participant is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Participant shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Participant equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

(b)    Adjustments. If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Participant is liable for the Excise Tax as a result of the receipt of one or more Payments, then Participant shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Participant’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Participant from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Participant shall pay the Excise Tax.

Article 9. Miscellaneous Provisions

(a)    Administration and Interpretation. This Plan will be administered by the Board of Directors of the Company (the “Board”), or a committee designated by the Board. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, or the committee, the Board will have full power to implement and carry out this Plan, including but not limited to the ability to (i) construe and interpret this Plan, any Participation Agreement and any other agreement or document executed pursuant to this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan or any Participation Agreement, (iii) select persons to receive and execute Participation Agreements, (iv) make all other determinations necessary or advisable for the administration of this Plan; and (v) delegate any of the foregoing to a subcommittee consisting of one or more executive officers pursuant to a specific delegation as permitted by applicable law. Any determination made by the Board with respect to this Plan or any Participation Agreement shall be made in its sole discretion, and such determination shall be final and binding on the Company and all persons having an interest in any Participation Agreement under this Plan. Any dispute regarding the interpretation of this Plan or any Participation Agreement shall be submitted by the Participant or Company to the Board, or committee, for review. The resolution of such a dispute by the Board, or committee, shall be final and binding on the Company and the Participant. The Board, or committee, shall review and resolve disputes with respect to this Plan or Participation Agreements with Participant s, and such resolution shall be final and binding and conclusive.

(b)    Section 409A. For purposes of Section 409A of the Code, if the Company determines that Participant is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a separation from service, then (i) the severance benefits under Article 5, to the extent subject to Code Section 409A, will commence during the seventh month after the Participant’s separation from service and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. Any termination of Participant’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Plan, Participant and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Plan or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Diego, California, and conducted by the American Arbitration Association under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)    Notice. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)    Other Severance Arrangements. The Company may have previously provided Participant with certain change of control (including “single-trigger” and/or “double-trigger” acceleration) and/or severance arrangements prior to the Effective Date (the “Prior Severance Arrangements”); provided, however, that the assumption by the Company of any change of control and/or severance arrangements for an Participant in connection with the acquisition of another company by the Company shall not be considered Prior Severance Arrangements.  Except as otherwise specified herein (including the Prior Severance Arrangements), this Plan represents the entire agreement between Participant and the Company with respect to any and all severance arrangements, vesting acceleration arrangements and post-termination stock option exercise period arrangements, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between the Participant and the Company relating to the subject matter hereof, including but not limited to, any and all prior agreements governing any Equity Award, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Participant, and change in control and severance arrangements pursuant to an employment agreement or offer letter, and Participant hereby waives Participant’s rights to any and all such other severance or acceleration payments or benefits, as applicable.

(f)    Amendment; Waiver. Any amendment or waiver of this Plan prior to the Expiration Date that is adverse to the Participant must be agreed to in writing by the Participant. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(g)    Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California (other than their choice-of-law provisions).

(h)    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(i)    No Retention Rights. Nothing in this Plan shall confer upon the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(j)    Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

Exhibit A

PARTICIPATION AGREEMENT TO THE

CHANGE IN CONTROL AND SEVERANCE PLAN

This Participation Agreement by and between [                    ] (the “Participant”) incorporates by reference and is governed by the Change in Control and Severance Plan and DermTech, Inc., a Delaware corporation (the “Company”). The Participant hereby consents to the terms and conditions of the Change in Control and Severance Plan, the provisions of which are incorporated herein by reference, and the following additional terms.

QUALIFYING TERMINATION OTHER THAN DURING A CHANGE IN CONTROL PERIOD

Severance Multiple (Other than During a Change in Control Period)

As used in Section 5(a)(i) of the Plan, the “Severance Multiple (Other than During a Change in Control Period)” shall mean: [    ] months of the Participant’s base salary at the rate in effect when the Qualifying Termination occurred (or immediately prior to a reduction in the base salary that gave rise to Good Reason).

Bonus Amount (Other than During a Change in Control Period)

As used in Section 5(a)(ii) of the Plan, the “Bonus Amount (Other than During a Change in Control Period)” shall mean: The pro-rata portion (determined based on the number of days the Participant is employed by the Company during the bonus performance period) of the Participant’s annual bonus that the Company determines was actually earned at the conclusion of the bonus performance period.

COBRA Continuation Period (Other than During a Change in Control Period)

As used in Section 5(a)(iii) of the Plan, the “COBRA Continuation Period (Other than During a Change in Control Period)” shall mean: [    ] months.

Acceleration Multiple (Other than During a Change in Control Period)

As used in Section 5(b)(iv) of the Plan, the “Acceleration Percentage (Other than During a Change in Control Period)” shall mean: [   ] months of the then-unvested shares subject thereto.

Months to Exercise Vested Stock Options (Other than During a Change in Control Period)

The “Months to Exercise Vested Stock Options (Other than During a Change in Control Period)” shall mean: [   ] months following the termination date.

QUALIFYING TERMINATION DURING A CHANGE IN CONTROL PERIOD

Severance Multiple (During a Change in Control Period)

As used in Section 5(b)(i) of the Plan, the “Severance Multiple (During a Change in Control Period)” shall mean: [    ] months of the Participant’s base salary at the rate in effect when the Qualifying Termination (or immediately prior to a reduction in the base salary that gave rise to Good Reason) occurred or when the Change in Control occurred, whichever is greater.

Pro Rata Bonus Amount (During a Change in Control Period)

As used in Section 5(b)(ii) of the Plan, the “Pro Rata Bonus Amount (During a Change in Control Period)” shall mean: The pro-rata portion (determined based on the number of days the Participant is employed by the Company during the bonus performance period) of the Participant’s annual bonus that the Company determines was actually earned at the conclusion of the bonus performance period.

COBRA Continuation Period (During a Change in Control Period)

As used in Section 5(b)(iii) of the Plan, the “COBRA Continuation Period (During a Change in Control Period)” shall mean: [    ] months.

Acceleration Multiple (During a Change in Control Period)

As used in Section 5(b)(iv) of the Plan, the “Acceleration Percentage (During a Change in Control Period)” shall mean: [100]% of the then-unvested shares subject thereto.

Months to Exercise Vested Stock Options (During a Change in Control Period)

The “Months to Exercise Vested Stock Options (During a Change in Control Period)” shall mean: [   ] months following the termination date.

“Good Reason” means the occurrence of any of the following events or conditions, without Participant’s express written consent:

(i)    a material reduction in Participant’s base salary as an employee of the Company;

(ii)    a material reduction in the Participant’s duties, responsibilities or authority at the Company including, without limitation, changes in Participant reporting structure resulting from a Change in Control transaction;

(iii)    a change in the geographic location at which Participant must perform services that results in an increase in the one-way commute of Participant by more than 50 miles; or

(iv)    a material breach of this agreement by the Company or a successor of the Company.

With respect to each of subsection (i), (ii), (iii) and (iv) above, Participant must provide notice to the Company of the condition giving rise to “Good Reason” within one hundred twenty (120) days of their knowledge of the existence of such condition, and the Company will have thirty (30) days following such notice to remedy such condition. Participant must resign Participant’s employment no later than thirty (30) days following expiration of the Company’s thirty (30) day cure period.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE TO THE PARTICIPATION AGREEMENT TO THE

CHANGE IN CONTROL AND SEVERANCE PLAN

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement to the Change in Control and Severance Plan, in the case of the Company by its duly authorized officer, as of the day and year first above written.

DermTech, Inc.

By:

Name:

Title:

Signature:

Name: